FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
Interim President & CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Further Improvement in Profitability Before Restructuring Charges For The Fourth Quarter Of Fiscal 2012

WEST LAFAYETTE, IN -- Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the fourth quarter and year ended September 30, 2012.

Interim President & CEO and CFO Jacqueline Lemke said, "The restructuring we implemented during the second half of fiscal 2012 allowed us to deliver the significant improvements in profitability before restructuring charges we anticipated. Consider that in the first half of fiscal 2012, we operated four facilities that generated combined revenue of about $14.5 million and an EBITDAR loss of $1.7 million. In the year's second half, we operated two facilities that generated combined revenue of $13.7 million and positive EBITDAR of $1.6 million. That's a $3.3 million improvement despite the reduction in revenue, which was of course the planned consequence of the consolidation of our Oregon laboratory into our West Lafayette facility and the closure of our UK lab.

"Also worth noting is that our cash position increased to $721,000 at fiscal year end versus $409,000 at the end of the third quarter of fiscal 2012, and we recently received a further extension of the maturity of our mortgage debt to October 31, 2013 from May 4, 2013.

"Capacity utilization and gross margins are up. With our costs in line and systems in place to keep them in line, we now have a healthy and sustainable business model for the future.

"We built this strong foundation for growth while maintaining the high quality services BASi has long been known for and completing development of the advanced new Culex® NxT in vivo sampling system we formally launched today. We are now accepting orders for Culex NxT and expect to begin deliveries in January.

"We also recently announced the first of a number of collaborative research projects and preferred provider partnerships we are negotiating and expect to complete over the coming months that should contribute to our performance beginning in the new fiscal year. This first collaborative project is a safety pharmacology study which combines Culex with our partner's newest large animal telemetry technology, and advances BASi's long-established and well-respected CRO services expertise.

"While it will take some time to offset the loss of revenue due to the restructuring, we believe our aggressive approach to sales and marketing focused on our competitive strengths - specialty assay and discovery capabilities, a long history of regulatory excellence, and our market-changing Culex system - in time will deliver the renewed revenue growth and greatly enhanced profitability we are striving for. We are optimistic about the outlook for fiscal 2013."

Fourth Quarter Results

For the three months ended September 30, 2012, revenue decreased to $6,540,000 compared to $8,153,000 for the fourth quarter of fiscal 2011. This decrease partly reflected the consolidation of BASi's Oregon facility into its West Lafayette facility and the closure of its UK lab, as well as lower product revenue compared to the prior year.

Gross margin for the fourth quarter of fiscal 2012 was 32.9% compared to 27.6% for the fourth quarter of fiscal 2011.

Operating expenses decreased to $1,785,000 for the fourth quarter of fiscal 2012 compared to $2,630,000 for the same period a year earlier.

Operating income before restructuring increased to $369,000 compared to an operating loss of $382,000 for the fourth quarter of fiscal 2011, and income before income taxes and restructuring charges increased to $199,000 compared to a loss of $618,000 for the prior year.

Earnings before interest, taxes, depreciation, amortization, restructuring and non-cash compensation expenses (EBITDAR) increased to $891,000 compared to $205,000 for the fourth quarter of fiscal 2011, and increased sequentially compared to $716,000 for the third quarter of fiscal 2012. The Company recorded restructuring charges for the three months ended September 30, 2012 of $2,508,000, primarily consisting of UK exit costs. This is expected to be the final charge associated with the restructuring.

The GAAP net loss for the fourth quarter of fiscal 2012 was $2,311,000, or $0.32 per share. This compares to a GAAP net loss for the fourth quarter of fiscal 2011 of $668,000, or $0.10 per share.

Twelve Month Results

For the twelve months ended September 30, 2012, revenue decreased to $28,208,000 from $33,144,000 for fiscal 2011. EBITDAR for fiscal 2012 was a negative $118,000. This compares to EBITDAR for fiscal 2011 of a negative $682,000. The GAAP net loss for the year ended September 30, 2012 was $6,390,000, or $0.89 per share. This includes the recorded restructuring charges for the twelve months ended September 30, 2012 of $3,195,000. The GAAP net loss for the year ended September 30, 2011 included the accounting for the value of the warrants and preferred stock issued in a public offering in May 2011 that resulted in a deemed dividend to preferred stockholders, which was deducted from net earnings to compute GAAP earnings per share. After accounting for the preferred dividend, the net loss applicable to common shareholders for the year ended September 30, 2011 was $3,725,000, or $0.66 per share.

Balance Sheet Highlights

At September 30, 2012, BASi reported cash and cash equivalents of $721,000, total long-term obligations of $5,998,000, and shareholders' equity of $9,590,000, or $1.26 per outstanding share. At September 30, 2011, cash and cash equivalents were $2,963,000, total long-term obligations were $6,913,000, and shareholders' equity was $15,586,000, or $2.26 per outstanding share.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter. To participate in the call, dial 866.713.8310, passcode #83355796 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #41234644 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are EBITDAR. EBITDAR refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, amortization, and restructuring charges and/or exclude certain non-cash expenses as permitted by our credit agreements, such as stock-based compensation.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Non-GAAP Reconciliation

A reconciliation of reported results to adjusted results is included in this press release, which is also posted on BASi's website: www.BASInc.com.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Service revenue	$5,222	$6,287	$21,312	$25,613
Product revenue	1,318	1,866	6,896	7,531

Total revenue	6,540	8,153	28,208	33,144

Cost of service revenue	3,880	5,135	18,472	19,679
Cost of product revenue	506	770	2,898	2,959

Total cost of revenue	4,386	5,905	21,370	22,638

Gross profit	2,154	2,248	6,838	10,506

Operating expenses:
Selling	528	846	3,263	3,121
Research and development	89	184	542	534
General and administrative	1,168	1,600	5,524	5,564

Total operating expenses	1,785	2,630	9,329	9,219

Restructuring charges	2,508	--	3,195	--

Operating income (loss)	(2,139)	(382)	(5,686)	1,287

Interest expense	(174)	(233)	(714)	(706)
Other income	4	(3)	12	12

Income (loss) before income taxes	(2,309)	(618)	(6,388)	593

Income tax expense	2	50	2	50

Net income (loss)	$(2,311)	$(668)	$(6,390)	$543

Other comprehensive income (loss):
Foreign currency translation adjustment	(26)	(45)	(22)	(49)

Comprehensive income (loss)	$(2,337)	$(713)	$(6,412)	$494

Basic net loss per share:	$(0.32)	$(0.10)	$(0.89)	$(0.66)
Diluted net loss per share:	$(0.32)	$(0.10)	$(0.89)	$(0.66)

Weighted common shares outstanding:
Basic	7,395	6,913	7,158	5,667
Diluted	7,395	6,913	7,158	5,667

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,
	2012	2011
Assets

Current assets:
Cash and cash equivalents	$721	$2,963
Trade	3,366	4,073
Unbilled revenues and other	921	1,116
Inventories	1,656	1,636
Prepaid expenses	228	585

Total current assets	6,892	10,373

Property and equipment, net	18,628	20,399
Goodwill	1,383	1,383
Intangible assets, net	--	54
Debt issue costs, net	18	75
Other assets	54	62

Total assets	$26,975	$32,346

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$3,934	$1,764
Accrued expenses	2,067	1,762
Customer advances	3,012	3,571
Income tax accruals	17	56
Revolving line of credit	1,444	1,346
Current portion of capital lease obligation	330	613
Current portion of long-term debt	583	735

Total current liabilities	11,387	9,847

Capital lease obligation, less current portion	739	1,071
Long-term debt, less current portion	5,259	5,842

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,335
Series A shares at $1,000 stated value issued and outstanding
at September 30, 2012 and 2,135 at September 30, 2011	1,335	2,135
Common shares, no par value:
Authorized 19,000,000 shares; 7,638,738 issued and outstanding
at September 30, 2012 and 6,945,631 at September 30, 2011	1,871	1,698
Additional paid-in capital	20,451	19,408
Accumulated deficit	(14,096)	(7,706)
Accumulated other comprehensive income	29	51

Total shareholders' equity	9,590	15,586

Total liabilities and shareholders' equity	$26,975	$32,346

BIOANALYTICAL SYSTEMS, INC.
RECONCILIATION OF GAAP TO NONGAAP EARNINGS
(In thousands)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP Net income (loss)	$(2,311)	$(668)	$(6,390)	$543

Less: Deemed dividend on Series A preferred shares	-	-	-	(3,277)
Less: Preferred stock dividends	-	-	-	(991)

GAAP Net loss attributable to common shareholders	$(2,311)	$(668)	$(6,390)	$(3,725)

Addback: Interest expense	174	233	714	706
Income taxes	2	50	2	50
Depreciation and amortization	554	560	2,278	2,134
Restructuring expenses	2,508	-	3,195	-
Stock option expense	(36)	30	83	153

NONGAAP EBITDAR	$891	$205	$(118)#	$(682)

EBITDAR - Earnings before interest, taxes, depreciation, amortization, restructuring charges and stock option expenses

.